Exhibit 10.2

TAX SHARING AGREEMENT

by and between

EXPEDIA, INC.

and

TRIPADVISOR, INC.

Dated as of

December 20, 2011

TAX SHARING AGREEMENT

This TAX SHARING AGREEMENT (this “Agreement”), dated as of December 20, 2011, by and between Expedia, Inc., a Delaware corporation (“Parent”), and TripAdvisor, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“SpinCo”).

W I T N E S S E T H

WHEREAS, Parent and SpinCo have entered into a Separation Agreement, dated as of December, 2011 (the “Separation Agreement”), providing for the Separation of the Parent Group from the SpinCo Group;

WHEREAS, pursuant to the terms of the Separation Agreement, Parent will contribute all of the Separated Assets to SpinCo and its Subsidiaries and will cause SpinCo and its Subsidiaries to assume the Assumed Liabilities;

WHEREAS, for U.S. federal Income Tax purposes, it is intended that the Contribution and the Spin-Off shall qualify as a tax-free transaction under Sections 355(a) and 368(a)(1)(D) of the Code;

WHEREAS, at the close of business on the Distribution Date, the taxable year of SpinCo shall close for U.S. federal Income Tax purposes; and

WHEREAS, the parties hereto wish to provide for the payment of Taxes and entitlement to Refunds thereof, allocate responsibility and provide for cooperation in connection with the filing of returns in respect of Taxes, and provide for certain other matters relating to Taxes.

NOW, THEREFORE, in consideration of the premises and the representations, covenants and agreements herein contained and intending to be legally bound hereby, Parent and SpinCo hereby agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Separation Agreement. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Actually Realized” or “Actually Realizes” shall mean, for purposes of determining the timing of the incurrence of any Spin-Off Tax Liability, Income Tax Liability or Other Tax Liability or the realization of a Refund (or any related Tax cost or benefit), whether by receipt or as a credit or other offset to Taxes payable, by a Person in respect of any payment, transaction, occurrence or event, the time at which the amount of Taxes paid (or Refund realized) by such Person is increased above (or reduced below) the amount of Taxes that such Person would have been required to pay (or Refund that such Person would have realized) but for such payment, transaction, occurrence or event.

“Aggregate Spin-Off Tax Liabilities” shall mean the sum of the Spin-Off Tax Liabilities with respect to each Taxing Jurisdiction.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions located in the State of New York are authorized or obligated by law or executive order to close.

“Carryback” shall mean the carryback of a Tax Attribute (including, without limitation, a net operating loss, a net capital loss or a tax credit) by a member of the SpinCo Group from a Post-Distribution Taxable Period to a Pre-Distribution Taxable Period during which such member of the SpinCo Group was included in a Combined Return filed for such Pre-Distribution Taxable Period.

“Cash Acquisition Merger” shall mean a merger of a newly formed Subsidiary of SpinCo with a corporation, limited liability company, limited partnership, general partnership or joint venture (in each case, not previously owned directly or indirectly by SpinCo) pursuant to which SpinCo acquires such corporation, limited liability company, limited partnership, general partnership or joint venture solely for cash and no Equity Securities of SpinCo or any SpinCo Subsidiary are issued, sold, redeemed or acquired, directly or indirectly.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Combined Return” shall mean a consolidated, combined or unitary Income Tax Return or Other Tax Return that actually includes, by election or otherwise, one or more members of the Parent Group together with one or more members of the SpinCo Group (including, for the avoidance of doubt, any such Income Tax Return that is a consolidated U.S. federal Income Tax Return of the Parent Consolidated Group).

“Contribution” shall mean those certain capital contributions to SpinCo by Parent made in connection with the Spin-Off.

“Distribution Date” shall mean the date on which the Spin-Off is completed.

“Distribution-Related Proceeding” shall mean any Proceeding in which the IRS, another Tax Authority or any other party asserts a position that could reasonably be expected to adversely affect the Tax-Free Status of the Spin-Off Transactions.

“EMA” shall mean the Employee Matters Agreement by and between Parent and SpinCo dated as of December 20, 2011.

“Equity Securities” shall mean any stock or other securities treated as equity for U.S. federal Income Tax purposes, options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of stock.

“Expedia Service Provider” shall mean any “Expedia Employee” as such term is defined in the EMA or any other provider of services to any member of the Parent Group.

“Final Determination” shall mean the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of any Taxing Jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for Refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of any Taxing Jurisdiction; (d) by any allowance of a Refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such Refund may be recovered (including by way of offset) by the Taxing Jurisdiction imposing such Tax; or (e) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“IAC Tax Sharing Agreement” shall mean the Tax Sharing Agreement, dated as of August 9, 2005, by and between IAC/InterActiveCorp, a Delaware corporation, and Parent.

“Income Taxes” (a) shall mean (i) any U.S. federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments that are based upon, measured by, or calculated with respect to (A) net income or profits (including, but not limited to, any capital gains, gross receipts, or minimum tax, and any tax on items of tax preference, but not including sales, use, value added, real property gains, real or personal property, transfer or similar taxes), (B) multiple bases (including, but not limited to, corporate franchise, doing business or occupation taxes), if one or more of the bases upon which such tax may be based, by which it may be measured, or with respect to which it may be calculated is described in clause (a)(i)(A) of this definition, or (C) any net worth, franchise or similar tax, in each case together with (ii) any interest and any penalties, fines, additions to tax or additional amounts imposed by any Tax Authority with respect thereto and (b) shall include any transferee or successor liability in respect of an amount described in clause (a) of this definition.

“Income Tax Benefit” shall mean, with respect to the effect of any Carryback on the Income Tax Liability of Parent or the Parent Group for any taxable period, the excess of (a) the hypothetical Income Tax Liability of Parent or the Parent Group for such taxable period, calculated as if such Carryback had not been utilized but with all other facts unchanged over (b) the actual Income Tax Liability of Parent or the Parent Group for such taxable period, calculated taking into account such Carryback (and treating a Refund as a negative Income Tax Liability, for purposes of such calculation).

“Income Tax Liabilities” shall mean all liabilities for Income Taxes.

“Income Tax Return” shall mean any return, report, filing, statement, questionnaire, declaration or other document required to be filed with a Tax Authority in respect of Income Taxes.

“Indemnified Party” shall mean any Person seeking indemnification pursuant to the provisions of this Agreement.

“Indemnifying Party” shall mean any party hereto from which any Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

“IRS” shall mean the Internal Revenue Service of the United States.

“Losses” shall mean any and all losses, liabilities, claims, damages, obligations, payments, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown (including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions).

“Option” shall have the meaning ascribed to such term in the EMA.

“Other Tax Liabilities” shall mean all liabilities for Other Taxes.

“Other Tax Returns” shall mean any return, report, filing, statement, questionnaire, declaration or other document required to be filed with a Tax Authority in respect of Other Taxes.

“Other Taxes” shall mean any U.S. federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments of any nature whatsoever, and without limiting the generality of the foregoing, shall include superfund, sales, use, ad valorem, value added, occupancy, transfer, recording, withholding, payroll, employment, excise, occupation, premium or property taxes (in each case, together with any related interest, penalties and additions to tax, or additional amounts imposed by any Tax Authority thereon); provided, however, that Other Taxes shall not include any Income Taxes.

“Parent Combined Return Taxes” shall mean any Taxes (or estimated Taxes) due or required to be paid with respect to or required to be reported on any consolidated U.S. federal Income Tax Return of the Parent Consolidated Group or any other Combined Tax Return that are attributable to any member of the Parent Group.

“Parent Consolidated Group” shall mean the affiliated group of corporations (within the meaning of Section 1504(a) of the Code without regard to the exclusions in Section 1504(b)(1) through (8)) of which Parent is the common parent (and any predecessor or successor to such affiliated group).

“Parent Group” shall mean (a) Parent and each Person that is a direct or indirect Subsidiary of Parent (including any Subsidiary of Parent that is disregarded for U.S. federal Income Tax purposes (or for purposes of any state, local, or foreign tax law)) immediately after the Spin-Off after giving effect to the Spin-Off Transactions, (b) any corporation (or other Person) that shall have merged or liquidated into Parent or any such Subsidiary and (c) any predecessor or successor to any Person otherwise described in this definition.

“Parent Separate Return” shall mean any Separate Return required to be filed by Parent or any member of the Parent Group.

“Permitted Transaction” shall mean any transaction that satisfies the requirements of Section 4(c).

“Person” shall mean any individual, partnership, joint venture, limited liability company, corporation, association, joint stock company, trust, unincorporated organization or similar entity or a governmental authority or any department or agency or other unit thereof.

“Post-Distribution Taxable Period” shall mean a taxable period that, to the extent it relates to a member of the SpinCo Group, begins after the Distribution Date.

“Pre-Distribution Taxable Period” shall mean a taxable period that, to the extent it relates to a member of the SpinCo Group, ends on or before the Distribution Date.

“Private Letter Ruling” shall mean (a) any private letter ruling issued by the IRS in connection with the Spin-Off Transactions or (b) any similar ruling issued by any other Tax Authority in connection with the Spin-Off Transactions.

“Private Letter Ruling Documents” shall mean (a) any Private Letter Ruling, any request for a Private Letter Ruling submitted to the IRS (including the request for rulings submitted by Parent to the IRS on July 26, 2011), together with the appendices and exhibits thereto and any supplemental filings or other materials subsequently submitted to the IRS in connection with the Spin-Off Transactions, or (b) any similar filings submitted to any other Tax Authority in connection with any such request for a Private Letter Ruling.

“Proceeding” shall mean any audit or other examination, or judicial or administrative proceeding relating to liability for, or Refunds or adjustments with respect to, Taxes.

“Refund” shall mean any refund of Taxes, including any reduction in Tax Liabilities by means of a credit, offset or otherwise.

“Representative” shall mean with respect to a Person, such Person’s officers, directors, employees and other authorized agents.

“Restriction Period” shall mean the period beginning on the date hereof and ending on the twenty five (25) month anniversary of the Distribution Date.

“RSU” shall have the meaning ascribed to such term in the EMA.

“Separate Return” shall mean (a) in the case of any Tax Return required to be filed by any member of the SpinCo Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the Parent Group and (b) in the case of any Tax Return required to be filed by any member of the Parent Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the SpinCo Group.

“Separation Agreement” shall have the meaning set forth in the recitals of this Agreement.

“SpinCo Adjustment” shall mean an adjustment of any item of income, gain, loss, deduction or credit attributable to any member of the SpinCo Group (including, in the case of any state or local consolidated, combined or unitary income or franchise Taxes, a change in one or more apportionment factors of members of the SpinCo Group) pursuant to a Final Determination for a Pre-Distribution Taxable Period.

“SpinCo Business” shall mean each trade or business actively conducted (within the meaning of Section 355(b) of the Code) by SpinCo or any member of the SpinCo Group immediately after the Spin-Off, as set forth in the Private Letter Ruling Documents and the Tax Opinion Documents.

“SpinCo Combined Return Taxes” shall mean any Taxes (or estimated Taxes) due or required to be paid with respect to or required to be reported on any consolidated U.S. federal Income Tax Return of the Parent Consolidated Group or any other Combined Tax Return that are attributable to any member of the SpinCo Group.

“SpinCo Consolidated Group” shall mean the affiliated group of corporations (within the meaning of Section 1504(a) of the Code without regard to the exclusions in Section 1504(b)(1) through (8)) of which SpinCo is the common parent, determined immediately after the Spin-Off (and any predecessor or successor to such affiliated group other than the Parent Consolidated Group).

“SpinCo Group” shall mean (a) SpinCo and each Person that is a direct or indirect Subsidiary of SpinCo (including any Subsidiary of SpinCo that is disregarded for U.S. federal Income Tax purposes (or for purposes of any state, local, or foreign tax law)) immediately after the Spin-Off after giving effect to the Spin-Off Transactions, (b) any corporation (or other Person) that shall have merged or liquidated into SpinCo or any such Subsidiary and (c) any predecessor or successor to any Person otherwise described in this definition.

“SpinCo Separate Return” shall mean any Separate Return required to be filed by SpinCo or any member of the SpinCo Group, including, without limitation, (a) any consolidated U.S. federal Income Tax Return of the SpinCo Consolidated Group required to be filed with respect to a Post-Distribution Taxable Period and (b) any consolidated U.S. federal Income Tax Return for any group of which any member of the SpinCo Group was the common parent.

“SpinCo Tax Benefit” shall mean, with respect to any Taxing Jurisdiction, any decrease in Tax Liability (or increase in a Refund) Actually Realized with respect to a Combined Return that is attributable to a SpinCo Adjustment.

“SpinCo Tax Liability” shall mean, with respect to any Taxing Jurisdiction, any increase in Tax Liability (or reduction in a Refund) Actually Realized with respect to a Combined Return that is attributable to a SpinCo Adjustment.

“Spin-Off” shall mean the distribution of TripAdvisor Common Stock and TripAdvisor Class B Common Stock pursuant to the Reclassification.

“Spin-Off Transactions” shall mean the Contribution together with the Spin-Off.

“Spin-Off Tax Liabilities” shall mean, with respect to any Taxing Jurisdiction, the sum of (a) any increase in Tax Liability (or reduction in a Refund) Actually Realized as a result of any corporate-level gain or income recognized with respect to the failure of the Spin-Off Transactions to qualify for Tax-Free Status under the Income Tax Laws of such Taxing Jurisdiction pursuant to any settlement, Final Determination, judgment, assessment, proposed adjustment or otherwise, (b) interest on such amounts calculated pursuant to such Taxing Jurisdiction’s laws regarding interest on Tax Liabilities at the highest Underpayment Rate for corporations in such Taxing Jurisdiction from the date such additional gain or income was recognized until full payment with respect thereto is made pursuant to Section 3 hereof (or in the case of a reduction in a Refund, the amount of interest that would have been received on the foregone portion of the Refund but for the failure of the Spin-Off Transactions to qualify for Tax-Free Status), and (c) any penalties actually paid to such Taxing Jurisdiction that would not have been paid but for the failure of the Spin-Off Transactions to qualify for Tax-Free Status in such Taxing Jurisdiction.

“Tax Attribute” shall mean a consolidated, combined or unitary net operating loss, net capital loss, unused investment credit, unused foreign tax credit, or excess charitable contribution (as such terms are used in Treasury Regulation Sections 1.1502-79 and 1.1502-79A or comparable provisions of foreign, state or local tax law), or a minimum tax credit or general business credit.

“Tax Authority” shall mean a governmental authority (foreign or domestic) or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including, without limitation, the IRS).

“Tax Benefits” shall have the meaning set forth in Section 3(a) hereof.

“Tax Counsel” shall mean tax counsel of recognized national standing that is acceptable to Parent.

“Taxes” shall mean Income Taxes and Other Taxes.

“Tax-Free Status” shall mean the qualification of the Contribution and the Spin-Off, taken together, (a) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code, and (c) as a transaction in which Parent, SpinCo and the shareholders of Parent recognize no income or gain for U.S. federal Income Tax purposes pursuant to Sections 355, 361 and 1032 of the Code other than, in the case of Parent and SpinCo, intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

“Taxing Jurisdiction” shall mean the United States and every other government or governmental unit having jurisdiction to tax Parent or SpinCo or any of their respective Affiliates.

“Tax Liabilities” shall mean any liabilities for Taxes.

“Tax Opinion” shall mean any tax opinion issued by Tax Counsel in connection with the Spin-Off Transactions.

“Tax Opinion Documents” shall mean the Tax Opinion and the information and representations provided by, or on behalf of, Parent or SpinCo to Tax Counsel in connection therewith.

“Tax-Related Losses” shall mean:

(a) the Aggregate Spin-Off Tax Liabilities,

(b) all accounting, legal and other professional fees, and court costs incurred in connection with any settlement, Final Determination, judgment or other determination with respect to such Aggregate Spin-Off Tax Liabilities, and

(c) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by Parent or SpinCo in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority payable by Parent or SpinCo or their respective Affiliates, in each case, resulting from the failure of the Spin-Off Transactions to qualify for Tax-Free Status.

“Tax Returns” shall mean Income Tax Returns and Other Tax Returns.

“TripAdvisor Service Provider” shall mean any “TripAdvisor Employee” as such term is defined in the EMA or any other provider of services to any member of the SpinCo Group.

“Underpayment Rate” shall mean the annual rate of interest described in Section 6621(c) of the Code for large corporate underpayments of Income Tax (or similar provision of state, local, or foreign Income Tax law, as applicable), as determined from time to time.

“Unqualified Tax Opinion” shall mean an unqualified opinion of Tax Counsel on which Parent may rely to the effect that a transaction (a) will not disqualify the Spin-Off Transactions from having Tax-Free Status, assuming that the Spin-Off Transactions would have qualified for Tax-Free Status if such transaction did not occur, and (b) will not adversely affect any of the conclusions set forth in the Private Letter Ruling or the Tax Opinion; provided, that any tax opinion obtained in connection with a proposed acquisition of Equity Securities of SpinCo (or any entity treated as a successor to SpinCo) entered into during the Restriction Period shall not qualify as an Unqualified Tax Opinion unless such tax opinion concludes that such proposed acquisition will not be treated as “part of a plan (or series of related transactions),” within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, that includes the Spin-Off.

2. Tax Returns; Payment of Taxes.

(a) Filing of Tax Returns; Payment of Taxes.

(i) Parent Consolidated Returns; Other Combined Returns. Parent shall prepare and file or cause to be prepared and filed (A) all consolidated U.S. federal Income Tax Returns of the Parent Consolidated Group and (B) all other Combined Returns. Except as provided in Section 2(a)(ii) or Section 2(a)(iii), Parent shall pay, or cause to be paid, and shall be responsible for, any and all Taxes due or required to be paid with respect to or required to be reported on any such Tax Return.

(ii) SpinCo Adjustments. SpinCo shall pay, or cause to be paid, and shall be responsible for, any SpinCo Tax Liabilities and shall be entitled to all SpinCo Tax Benefits.

(iii) Post-Distribution Combined Returns. In the event that any Combined Return is required to be filed pursuant to applicable law in any Taxing Jurisdiction for any Post-Distribution Taxable Period, Parent shall pay, or cause to be paid, and shall be responsible for, any and all Taxes due or required to be paid with respect to or required to be reported on any such Tax Return that are Parent Combined Return Taxes and SpinCo shall pay, or cause to be paid, and shall be responsible for, any and all Taxes due or required to be paid with respect to or required to be reported on any such Tax Return that are SpinCo Combined Return Taxes.

(iv) Parent Separate Returns. Parent shall prepare and file or cause to be prepared and filed all Parent Separate Returns. Parent shall pay, or cause to be paid, and shall be responsible for, any and all Taxes due or required to be paid with respect to or required to be reported on any Parent Separate Return (including any increase in such Tax Liabilities attributable to a Final Determination).

(v) SpinCo Separate Returns. SpinCo shall prepare and file or cause to be prepared and filed all SpinCo Separate Returns. SpinCo shall pay, or cause to be paid, and shall be responsible for, any and all Taxes due or required to be paid with respect to or required to be reported on any SpinCo Separate Return (including any increase in such Tax Liabilities attributable to a Final Determination).

(b) Preparation of Tax Returns.

(i) Parent (or its designee) shall determine the entities to be included in any Combined Return and make or revoke any Tax elections, adopt or change any Tax accounting methods, and determine any other position taken on or in respect of any Tax Return required to be prepared and filed by Parent pursuant to Section 2(a)(i) or Section 2(a)(iii). Notwithstanding the immediately preceding sentence, any Tax Return filed by Parent pursuant to Section 2(a)(i) or Section 2(a)(iii) shall, to the extent relating to SpinCo or the SpinCo Group, be prepared in good faith. For the avoidance of doubt, with respect to the consolidated U.S. federal Income Tax Return of the Parent Consolidated Group for any taxable year that includes the Spin-Off, Parent shall determine in its sole discretion whether to elect ratable allocation under Treasury Regulation Section 1.1502-76. SpinCo shall, and shall cause each member of the SpinCo Group to, take all actions necessary to give effect to such election. SpinCo shall, and shall cause each member of the SpinCo Group to, prepare and submit at Parent’s request (but in no event later than ninety (90) days after such request), at SpinCo’s expense, all information that Parent shall reasonably request, in such form as Parent shall reasonably request, including any such information requested to enable Parent to prepare any Tax Return required to be filed by Parent pursuant to Section 2(a)(i) or Section 2(a)(iii). Parent shall make any such Tax Return and related workpapers available for review by SpinCo to the extent such Tax Return relates to Taxes for which SpinCo would reasonably be expected to be liable or with respect to which SpinCo would reasonably be expected to have a claim. If practicable, Parent shall make any such Tax Return available for review sufficiently in advance of the due date for filing such Tax Return to provide SpinCo an opportunity to analyze and comment on such return. Parent and SpinCo shall attempt in good faith to resolve any issues arising out of the review of any such Tax Return.

(ii) Except as required by applicable law or as a result of a Final Determination, neither Parent nor SpinCo shall (nor shall cause or permit any members of the Parent Group or SpinCo Group, respectively, to) take any position that is either inconsistent with the treatment of the Spin-Off Transactions as having Tax-Free Status (or analogous status under state, local or foreign law) or, with respect to a specific item of income, deduction, gain, loss, or credit on any Tax Return, treat such specific item in a manner which is inconsistent with the manner such specific item is reported on a Tax Return prepared or filed by Parent pursuant to Section 2(a) hereof (including, without limitation, the claiming of a deduction previously claimed on any such Tax Return).

3. Indemnification for Taxes.

(a) Indemnification by Parent. From and after the Distribution Date, except as otherwise provided in Section 3(b), Parent and each member of the Parent Group shall jointly and severally indemnify, defend and hold harmless SpinCo and each member of the SpinCo Group and each of their respective Representatives and Affiliates (and the heirs, executors, successors and assigns of any of them) from and against, without duplication, (i) all Spin-Off Tax Liabilities incurred by any member of the Parent Group, (ii) all Tax Liabilities that any member of the Parent Group is responsible for pursuant to Section 2, and (iii) all Tax Liabilities, Spin-Off Tax Liabilities and Tax-Related Losses incurred by any member of the Parent Group or SpinCo Group by reason of the breach by Parent or any member of the Parent Group of any of Parent’s representations or covenants hereunder or made in connection with the Private Letter Ruling or the Tax Opinion and, in each case, any related costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses); provided, however, that neither Parent nor any member of the Parent Group shall have any obligation to indemnify, defend or hold harmless any Person pursuant to this Section 3(a) to the extent that such indemnification obligation is otherwise attributable to any breach by SpinCo or any member of the SpinCo Group of any of SpinCo’s representations or covenants hereunder (including any representations made in connection with the Private Letter Ruling or the Tax Opinion). If the indemnification obligation of Parent or any member of the Parent Group under this Section 3(a) (or the adjustment giving rise to such indemnification obligation) results in (i) increased deductions, losses, or credits, or (ii) decreases in income, gains or recapture of Tax credits (“Tax Benefits”) to SpinCo or any member of the SpinCo Group, which would not, but for the indemnification obligation (or the adjustment giving rise to such indemnification obligation), be allowable, then SpinCo shall pay Parent the amount by which such Tax Benefit actually reduces, in cash, the amount of Tax that SpinCo or any member of the SpinCo Group would have been required to pay and bear (or increases, in cash, the amount of a Refund to which SpinCo or any member of the SpinCo Group would have been entitled) but for such indemnification obligation (or adjustment giving rise to such indemnification obligation). SpinCo shall pay Parent for such Tax Benefit no later than five (5) Business Days after such Tax Benefit is Actually Realized.

(b) Indemnification by SpinCo. From and after the Distribution Date, SpinCo and each member of the SpinCo Group shall jointly and severally indemnify, defend and hold harmless Parent and each member of the Parent Group and each of their respective Representatives and Affiliates (and the heirs, executors, successors and assigns of any of them) from and against, without duplication, (i) all Tax Liabilities (including, all SpinCo Tax Liabilities), Spin-Off Tax Liabilities and Tax-Related Losses that SpinCo or any member of the SpinCo Group is responsible for under Section 2 or Section 4 (including, without limitation, any Tax Liabilities, Spin-Off Tax Liabilities or Tax-Related Losses arising with respect to a Permitted Transaction for which SpinCo is liable pursuant to Section 4(e)(i)), (ii) all indemnity payments required to made by any member of the Parent Group pursuant to the IAC Tax Sharing Agreement to the extent relating to Taxes attributable to any member of the SpinCo Group and (iii) all Tax Liabilities, Spin-Off Tax Liabilities and Tax-Related Losses incurred by any member of the Parent Group or SpinCo Group by reason of the breach by SpinCo or any member of the SpinCo Group of any of SpinCo’s representations or covenants hereunder (including any representations made in connection with the Private Letter Ruling or the Tax Opinion (irrespective of whether Parent made the same representation on behalf of, or with respect to SpinCo)) and, in each case, any related costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses). If the indemnification obligation of SpinCo or any member of the SpinCo Group under this Section 3(b) (or the adjustment giving rise to such indemnification obligation) results in a Tax Benefit to Parent or any member of the Parent Group, which would not, but for the Tax which is the subject of the indemnification obligation

(or the adjustment giving rise to such indemnification obligation), be allowable, then Parent shall pay SpinCo the amount by which such Tax Benefit actually reduces, in cash, the amount of Tax that Parent or any member of the Parent Group would have been required to pay and bear (or increases, in cash, the amount of a Refund to which Parent or any member of the Parent Group would have been entitled) but for such indemnification (or adjustment giving rise to such indemnification obligation). Parent shall pay SpinCo for such Tax Benefit no later than five (5) Business Days after such Tax Benefit is Actually Realized.

(c) Timing of Indemnification. Any payment and indemnification made pursuant to this Section 3 (other than a payment for any Tax Benefit, the timing of which is provided in Sections 3(a) and 3(b) above) shall be made by the Indemnifying Party promptly, but, in any event, no later than:

(i) in the case of an indemnification obligation with respect to any Tax Liabilities (including any SpinCo Tax Liabilities and any Spin-Off Tax Liabilities), the later of (A) five (5) Business Days after the Indemnified Party notifies the Indemnifying Party and (B) five (5) Business Days prior to the date the Indemnified Party is required to make a payment of Taxes, interest, or penalties to the applicable Tax Authority (including a payment with respect to an assessment of a Tax deficiency by any Taxing Jurisdiction or a payment made in settlement of an asserted Tax deficiency) or realizes a reduced Refund; and

(ii) in the case of any payment or indemnification of any Losses not otherwise described in clause (i) of this Section 3(c) (including, but not limited to, any Losses described in clause (b) or (c) of the definition of Tax-Related Losses, attorneys’ fees and expenses and other indemnifiable Losses), the later of (A) five (5) Business Days after the Indemnified Party notifies the Indemnifying Party and (B) five (5) Business Days prior to the date the Indemnified Party makes a payment thereof.

4. Spin-Off Related Matters.

(a) Representations.

(i) Private Letter Ruling and Tax Opinion Documents. SpinCo hereby represents and warrants that (A) it has examined the Private Letter Ruling Documents and the Tax Opinion Documents (including, without limitation, the representations to the extent that they relate to the plans, proposals, intentions, and policies of SpinCo, its Subsidiaries, the SpinCo Business, or the SpinCo Group) and (B) to the extent in reference to SpinCo, its Subsidiaries, the SpinCo Business, or the SpinCo Group, the facts presented and the representations made therein are true, correct and complete.

(ii) Tax-Free Status. SpinCo hereby represents and warrants that it has no plan or intention of taking any action, or failing to take any action or knows of any circumstance, that could reasonably be expected to (A) cause the Spin-Off Transactions not to have Tax-Free Status or (B) cause any representation or factual statement made in this Agreement, the Separation Agreement, the Private Letter Ruling Documents, the Tax Opinion Documents or any of the Ancillary Agreements to be untrue.

(iii) Plan or Series of Related Transactions. SpinCo hereby represents and warrants that during the two-year period ending on the Distribution Date, there was no “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulation Section 1.355-7(h)) by any one or more officers or directors of any member of the SpinCo Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding an acquisition of all or a significant portion of the Equity Securities of SpinCo (and any predecessor); provided, that no representation or warranty is made by SpinCo regarding any “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulation Section 1.355-7(h)) by any one or more officers or directors of Parent.

(b) Covenants.

(i) Actions Consistent with Representations and Covenants. Neither Parent nor SpinCo shall take any action or permit any member of the Parent Group or the SpinCo Group, respectively, to take any action, or shall fail to take any action or permit any member of the Parent Group or the SpinCo Group, respectively, to fail to take any action, where such action or failure to act would be inconsistent with or cause to be untrue any material information, covenant or representation in this Agreement, the Separation Agreement, the Private Letter Ruling Documents, the Tax Opinion Documents or any of the Ancillary Agreements.

(ii) Preservation of Tax-Free Status; SpinCo Business. SpinCo shall not (A) take any action (including, but not limited to, any cessation, transfer or disposition of all or any portion of any SpinCo Business, payment of extraordinary dividends and acquisitions or issuances of stock) or permit any member of the SpinCo Group to take any such action, and SpinCo shall not fail to take any such action or permit any member of the SpinCo Group to fail to take any such action, in each case, unless such action or failure to act could not reasonably be expected to cause the Spin-Off Transactions to fail to have Tax-Free Status or could not require Parent or SpinCo to reflect a liability or reserve for Taxes with respect to the Spin-Off Transactions in its financial statements, and (B) until the first day after the Restriction Period, engage in any transaction (including, without limitation, any cessation, transfer or disposition of all or any portion of any SpinCo Business) that could reasonably be expected to result in it or any member of the SpinCo Group ceasing to be a company engaged in any SpinCo Business.

(iii) Sales, Issuances and Redemptions of Equity Securities. Until the first day after the Restriction Period, none of SpinCo or any member of the SpinCo Group shall, or shall agree to, sell or otherwise issue to any Person, or redeem or otherwise acquire from any Person, any Equity Securities of SpinCo or any member of the SpinCo Group; provided, however, that (A) the adoption by SpinCo of a shareholder rights plan shall not constitute a sale or issuance of such Equity Securities, (B) SpinCo and the members of the SpinCo Group may repurchase such Equity Securities to the extent that such repurchases meet the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30, (C) SpinCo may issue such Equity Securities to the extent such issuances satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d), and (D) members of the SpinCo Group other than SpinCo may issue or sell Equity Securities to other members of the SpinCo Group, and may redeem or purchase Equity Securities from other members of the SpinCo group, in each case, to the extent not inconsistent with the Tax-Free Status of the Spin-Off Transactions.

(iv) Tender Offers; Other Business Combination Transactions. Until the first day after the Restriction Period, none of SpinCo or any member of the SpinCo Group shall (A) solicit any Person to make a tender offer for, or otherwise acquire or sell, the Equity Securities of SpinCo, (B) participate in or support any unsolicited tender offer for, or other acquisition, issuance or disposition of, the Equity Securities of SpinCo or (C) approve or otherwise permit any proposed business combination or any transaction which, in the case of clauses (A), (B) or (C), individually or in the aggregate, together with any transaction occurring within the four-year period beginning on the date which is two years before the Distribution Date and any other transaction which is part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) that includes the Spin-Off, could result in one or more Persons acquiring (except for acquisitions that otherwise satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d)) directly or indirectly stock representing a 40% or greater interest, by vote or value, in SpinCo (or any successor thereto). In addition, none of SpinCo or any member of the SpinCo Group shall at any time, whether before or subsequent to the expiration of the Restriction Period, engage in any action described in clauses (A), (B) or (C) of the preceding sentence if it is pursuant to an arrangement negotiated (in whole or in part) prior to the first anniversary of the Spin-Off, even if at the time of the Spin-Off or thereafter such action is subject to various conditions.

(v) Dispositions of Assets. Until the first day after the Restriction Period, none of SpinCo or any member of the SpinCo Group shall sell, transfer, or otherwise dispose of or agree to sell, transfer or otherwise dispose of assets (including, for such purpose, any shares of capital stock of a Subsidiary and any transaction treated for tax purposes as a sale, transfer or disposition) that, in the aggregate, constitute more than 30% of the consolidated gross assets of SpinCo or the SpinCo Group. The foregoing sentence shall not apply to (A) sales, transfers, or dispositions of assets in the ordinary course of business, (B) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (C) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal Income Tax purposes or (D) any mandatory or optional repayment (or pre-payment) of any indebtedness of SpinCo or any member of the SpinCo Group. The percentages of gross assets or consolidated gross assets of SpinCo or the SpinCo Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of SpinCo and the members of the SpinCo Group as of the Distribution Date. For purposes of this Section 4(b)(v), a merger of SpinCo or one of its Subsidiaries with and into any Person shall constitute a disposition of all of the assets of SpinCo or such Subsidiary.

(vi) Liquidations, Mergers, Reorganizations. Until the first day after the Restriction Period, neither SpinCo nor any of its Subsidiaries shall, or shall agree to, voluntarily dissolve or liquidate (including by converting into an entity that is treated as a “disregarded entity” or partnership for U.S. federal Income Tax purposes) or engage in any transaction involving a merger (except for a Cash Acquisition Merger), consolidation or other reorganization; provided, that, mergers of direct or indirect wholly-owned Subsidiaries of SpinCo solely with and into SpinCo or with other direct or indirect wholly-owned Subsidiaries of SpinCo, and liquidations of SpinCo’s subsidiaries are not subject to this Section 4(b)(vi) to the extent not inconsistent with the Tax-Free Status of the Spin-Off Transactions.

(c) Permitted Transactions.

Notwithstanding the restrictions otherwise imposed by Sections 4(b)(iii) through 4(b)(vi), during the Restriction Period, SpinCo may (i) issue, sell, redeem or otherwise acquire (or cause a member of the SpinCo Group to issue, sell, redeem or otherwise acquire) Equity Securities of SpinCo or any member of the SpinCo Group in a transaction that would otherwise breach the covenant set forth in Section 4(b)(iii), (ii) approve, participate in, support or otherwise permit a proposed business combination or transaction that would otherwise breach the covenant set forth in Section 4(b)(iv), (iii) sell or otherwise dispose of the assets of SpinCo or any member of the SpinCo Group in a transaction that would otherwise breach the covenant set forth in Section 4(b)(v), or (iv) merge SpinCo or any member of the SpinCo Group with another entity without regard to which party is the surviving entity in a transaction that would otherwise breach the covenant set forth in Section 4(b)(vi), if and only if such transaction would not violate Section 4(b)(i) or Section 4(b)(ii) and prior to entering into any agreement contemplating a transaction described in clauses (i), (ii), (iii) or (iv), and prior to consummating any such transaction, SpinCo shall request that Parent obtain a private letter ruling (or, if applicable, a supplemental private letter ruling) from the IRS and/or any other applicable Tax Authority in accordance with Section 4(d)(ii) of this Agreement to the effect that such transaction will not affect the Tax-Free Status of the Spin-Off Transactions and Parent shall have received such private letter ruling, in form and substance satisfactory to Parent in its sole and absolute discretion, exercised in good faith; provided, that to the extent (A) such private letter ruling cannot be obtained from the IRS under Rev. Proc. 2011-3, 2011-1 I.R.B. 111 (as amended from time to time) (or from any other applicable Tax Authority under any analogous procedure of such Tax Authority) or (B) Parent determines in its sole and absolute discretion not to seek to obtain such private letter ruling, in lieu of such private letter ruling (1) SpinCo shall obtain Parent’s written consent (which may be withheld at Parent’s sole discretion) or (2) SpinCo shall provide Parent with an Unqualified Tax Opinion, in form and substance satisfactory to Parent in its sole and absolute discretion, exercised in good faith (and in determining whether an opinion is satisfactory, Parent may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion).

(d) Private Letter Rulings and Restrictions on SpinCo.

(i) Private Letter Ruling at Parent’s Request. Parent shall have the right to obtain a private letter ruling from the IRS and/or any other applicable Tax Authority (or, if applicable, a supplemental private letter ruling) in its sole discretion, exercised in good faith. If Parent determines to obtain any such private letter ruling, SpinCo shall (and shall cause each member of the SpinCo Group to) cooperate with Parent and take any and all actions reasonably requested by Parent in connection with obtaining such private letter ruling (including, without limitation, by making any representation or covenant or providing any materials or information requested by any Tax Authority; provided, that SpinCo shall not be required to make (or cause any member of the SpinCo Group to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control).

In connection with obtaining a private letter ruling pursuant to this Section 4(d)(i), (A) Parent shall, to the extent practicable, consult with SpinCo reasonably in advance of taking any material action in connection therewith; (B) Parent shall (1) reasonably in advance of the submission of any documents relating to such private letter ruling, provide SpinCo with a draft copy thereof, (2) reasonably consider SpinCo’s comments on such draft copy, and (3) provide SpinCo with a final copy; and (C) Parent shall provide SpinCo with notice reasonably in advance of, and SpinCo shall have the right to attend and participate in, any formally scheduled meetings with any Tax Authority (subject to the approval of the Tax Authority) that relate to such private letter ruling.

(ii) Private Letter Rulings at SpinCo’s Request. Parent agrees that at the reasonable request of SpinCo pursuant to Section 4(c), Parent shall (and shall cause each member of the Parent Group to) cooperate with SpinCo and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a private letter ruling from the IRS and/or any other applicable Tax Authority (or, if applicable, a supplemental private letter ruling) for the purpose of confirming compliance on the part of SpinCo or any member of the SpinCo Group with its obligations under Section 4(b) of this Agreement; provided, however, that in no event shall Parent be required to file any request for a private letter ruling under this Section 4(d)(ii) unless SpinCo represents that (A) it has read the request for such private letter ruling and any materials, appendices and exhibits submitted or filed therewith, and (B) all information and representations, if any, relating to any member of the SpinCo Group, contained in the related private letter ruling documents are true, correct and complete in all material respects. SpinCo shall reimburse Parent for all reasonable costs and expenses incurred by the Parent Group in obtaining a private letter ruling requested by SpinCo within ten (10) Business Days after receiving an invoice from Parent therefor. SpinCo hereby agrees that Parent shall have sole and exclusive control over the process of obtaining any private letter ruling, and that only Parent shall apply for any private letter ruling. In connection with obtaining a private letter ruling pursuant to this Section 4(d)(ii), (A) Parent shall, to the extent practicable, consult with SpinCo reasonably in advance of taking any material action in connection therewith; (B) Parent shall (1) reasonably in advance of the submission of any related private letter ruling documents, provide SpinCo with a draft copy thereof, (2) reasonably consider SpinCo’s comments on such draft copy, and (3) provide SpinCo with a final copy; and (C) Parent shall provide SpinCo with notice reasonably in advance of, and SpinCo shall have the right to attend and participate in, any formally scheduled meetings with any Tax Authority (subject to the approval of the Tax Authority) that relate to such private letter ruling.

(iii) Prohibition on SpinCo. SpinCo hereby agrees that, except to the extent permitted by Section 4(d)(ii), neither it nor any member of the SpinCo Group shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) concerning the Spin-Off Transactions (or the impact of any transaction on the Spin-Off Transactions).

(e) Liability of SpinCo for Undertaking Certain Actions. Notwithstanding anything in this Agreement to the contrary, SpinCo and each member of the SpinCo Group shall be responsible for any and all Tax-Related Losses that are attributable to, or result from:

(i) any act or failure to act by SpinCo or any member of the SpinCo Group, which action or failure to act breaches any of the covenants described in Section 4(b)(i) through 4(b)(vi) of this Agreement (determined without regard to the exceptions or provisos set forth in such provisions or in Section 4(c), so that SpinCo and each member of the SpinCo Group shall be responsible for any and all Tax-Related Losses even if such Tax-Related Losses are attributable to or result from any act or failure to act pursuant to an exception or proviso described in Section 4(b)(i) through 4(b)(vi) or in Section 4(c)), expressly including, for this purpose, any Permitted Transaction and any act or failure to act that breaches Section 4(b)(i) or 4(b)(ii), regardless of whether such act or failure to act is permitted by Section 4(b)(iii) through 4(b)(vi);

(ii) any acquisition of Equity Securities of SpinCo or any member of the SpinCo Group by any Person or Persons (including, without limitation, as a result of an issuance of SpinCo Equity Securities or a merger of another entity with and into SpinCo or any member of the SpinCo Group) or any acquisition of assets of SpinCo or any member of the SpinCo Group (including, without limitation, as a result of a merger) by any Person or Persons; and

(iii) any breach by SpinCo or any member of the SpinCo Group of a representation or covenant made in this Agreement, the Separation Agreement, the Ancillary Agreement, any Private Letter Ruling Documents or any Tax Opinion Documents.

(f) Cooperation.

(i) Without limiting the prohibition set forth in Section 4(d)(iii), until the first day after the Restriction Period, SpinCo shall furnish Parent with a copy of any private letter ruling request that any member of the SpinCo Group may file with the IRS or any other Tax Authority and any opinion received that in any respect relates to, or otherwise reasonably could be expected to have any effect on, the Tax-Free Status of the Spin-Off Transactions.

(ii) Parent shall reasonably cooperate with SpinCo in connection with any request by SpinCo for an Unqualified Tax Opinion pursuant to Section 4(c).

(iii) Until the first day after the Restriction Period, SpinCo will provide adequate advance notice to Parent in accordance with the terms of Section 4(f)(iv) of any action described in Sections 4(b)(i) through 4(b)(vi) within a period of time sufficient to enable Parent to seek injunctive relief pursuant to Section 4(g) in a court of competent jurisdiction.

(iv) Each notice required by Section 4(f)(iii) shall set forth the terms and conditions of any such proposed transaction, including, without limitation, (A) the nature of any related action proposed to be taken by the board of directors of SpinCo, (B) the approximate number of Equity Securities (and their voting and economic rights) of SpinCo or any member of the SpinCo Group (if any) proposed to be sold or otherwise issued, (C) the approximate value of SpinCo’s assets (or assets of any member of the SpinCo Group) proposed to be transferred, and (D) the proposed timetable for such transaction, all with sufficient particularity to enable Parent to seek such injunctive relief. Promptly, but in any event within thirty (30) days, after Parent receives such written notice from SpinCo, Parent shall notify SpinCo in writing of Parent’s decision to seek injunctive relief pursuant to Section 4(g).

(v) From and after the Distribution Date until the first day after the Restriction Period, neither SpinCo nor any member of the SpinCo Group shall take (or refrain from taking) any action to the extent that such action or inaction would have caused a representation given by SpinCo in connection with the Private Letter Ruling and/or the Tax Opinion to have been untrue as of the relevant representation date, had SpinCo or any member of the SpinCo Group intended to take (or refrain from taking) such action on the relevant representation date.

(g) Enforcement. The parties hereto acknowledge that irreparable harm would occur in the event that any of the provisions of this Section 4 were not performed in accordance with their specific terms or were otherwise breached. The parties hereto agree that, in order to preserve the Tax-Free Status of the Spin-Off Transactions, injunctive relief is appropriate to prevent any violation of the foregoing covenants; provided, however, that injunctive relief shall not be the exclusive legal or equitable remedy for any such violation.

5. Refunds. Parent shall be entitled to all Refunds in respect of Taxes paid with respect to any Tax Return for which Parent or any member of the Parent Group is responsible pursuant to Section 2, except to the extent such Refunds are solely attributable to SpinCo Tax Benefits. SpinCo shall be entitled to all Refunds in respect of Taxes paid with respect to any Tax Return for which SpinCo or any member of the SpinCo Group is responsible pursuant to Section 2 or which are solely attributable to SpinCo Tax Benefits. Notwithstanding the foregoing, in the event a party obtains a Refund of Taxes for which it was indemnified by another party, the indemnifying party shall be entitled to such Refund. For the absence of doubt, a party entitled to a Refund pursuant to this Section 5 shall also be entitled to (and the party receiving such Refund shall pay over to such other party) any interest thereon received from the applicable Tax Authority, or, in the case of any Combined Return, the amount of any interest thereon that would have been received from such Tax Authority had such Refund related to a hypothetical Tax Return that did not include the other party or any member of such other party’s group but with all other facts unchanged. A party receiving a Refund to which another party is entitled pursuant to this Section 5 shall pay the amount to which such other party is entitled (including interest in accordance with the preceding sentence) within fifteen (15) Business Days after such Refund is Actually Realized. Each of Parent and SpinCo shall cooperate with the other party in connection with any claim for Refund in respect of any Tax for which any member of the Parent Group or the SpinCo Group, as the case may be, is responsible pursuant to Section 2.

6. Tax Contests.

(a) Notification. Each of Parent and SpinCo shall notify the other party in writing of any communication with respect to any pending or threatened Proceeding in connection with any Tax Liability (or any issue related thereto) of Parent or any member of the Parent Group, or SpinCo or any member of the SpinCo Group, respectively, for which a member of the SpinCo Group or the Parent Group, respectively, may be responsible pursuant to this Agreement within ten (10) Business Days of receipt; provided, however, that in the case of any

Distribution-Related Proceeding (whether or not SpinCo or Parent may be responsible thereunder), such notice shall be provided no later than ten (10) Business Days after Parent or SpinCo, as the case may be, first receives written notice from the IRS or other Tax Authority of such Distribution-Related Proceeding). Each of Parent and SpinCo shall include with such notification a true, correct and complete copy of any written communication, and an accurate and complete written summary of any oral communication, received by Parent or a member of the Parent Group, or SpinCo or a member of the SpinCo Group, respectively. The failure of Parent or SpinCo timely to forward such notification in accordance with the immediately preceding sentence shall not relieve SpinCo or Parent, respectively, of any obligation to pay such Tax Liability or indemnify Parent and the members of the Parent Group, or SpinCo and the members of the SpinCo Group, respectively, and their respective Representatives, Affiliates, successors and assigns therefor, except to the extent that the failure timely to forward such notification actually prejudices the ability of SpinCo or Parent to contest such Tax Liability or increases the amount of such Tax Liability.

(b) Representation with Respect to Tax Disputes. Parent (or such member of the Parent Group as Parent shall designate) shall have the sole right to represent the interests of the members of the Parent Group and the members of the SpinCo Group and to employ counsel of its choice at its expense in any Proceeding (including any Distribution-Related Proceeding) relating to (i) any consolidated U.S. federal Income Tax Returns of the Parent Consolidated Group, (ii) any other Combined Returns and (iii) any Parent Separate Returns. SpinCo (or such member of the SpinCo Group as SpinCo shall designate) shall have the sole right to represent the interests of the members of the SpinCo Group and to employ counsel of its choice at its expense in any Proceeding relating to SpinCo Separate Returns.

(c) Power of Attorney. Each member of the SpinCo Group shall execute and deliver to Parent (or such member of the Parent Group as Parent shall designate) any power of attorney or other document requested by Parent (or such designee) in connection with any Proceeding described in the first sentence of Section 6(b).

(d) Distribution-Related Proceedings, Proceedings with Respect to SpinCo Tax Liabilities.

(i) In the event of any Distribution-Related Proceeding or Proceeding relating to a SpinCo Tax Liability as a result of which SpinCo could reasonably be expected to become liable for Tax or any Tax-Related Losses and with respect to which Parent has the right to represent the interests of the members of the Parent Group and/or the members of the SpinCo Group pursuant to Section 6(b) above, (A) Parent shall consult with SpinCo reasonably in advance of taking any significant action in connection with such Proceeding, (B) Parent shall consult with SpinCo and offer SpinCo a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Proceeding, (C) Parent shall defend such Proceeding diligently and in good faith as if it were the only party in interest in connection with such Proceeding, and (D) Parent shall provide SpinCo copies of any written materials relating to such Proceeding received from the relevant Tax Authority. Notwithstanding anything in the preceding sentence to the contrary, the final determination of the positions taken, including with respect to settlement or other disposition, in (i) any Distribution-Related Proceeding, or (ii) any other Proceeding relating to a SpinCo Tax Liability, which other Proceeding would not reasonably be expected to result in a liability for additional Taxes in an amount exceeding five (5) million dollars for a single Tax year, shall be made in the sole discretion of Parent and shall be final and not subject to the dispute resolution provisions of Section 9 (and Article X of the Separation Agreement). With respect to any Proceeding relating to a SpinCo Tax Liability (other than any Distribution-Related Proceeding), which could reasonably be expected to result in a liability for additional Taxes in an amount exceeding five (5) million dollars for a single Tax year, SpinCo shall be entitled to participate in such Proceeding, and Parent shall not settle, compromise or abandon any such Proceeding without obtaining the prior written consent of SpinCo, which consent shall not be unreasonably withheld.

(ii) In the event of any Distribution-Related Proceeding with respect to any SpinCo Separate Return, (A) SpinCo shall consult with Parent reasonably in advance of taking any significant action in connection with such Proceeding, (B) SpinCo shall consult with Parent and offer Parent a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Proceeding, (C) SpinCo shall defend such Proceeding diligently and in good faith as if it were the only party in interest in connection with such Proceeding, (D) Parent shall be entitled to participate in such Proceeding and receive copies of any written materials relating to such Proceeding received from the relevant Tax Authority, and (E) SpinCo shall not settle, compromise or abandon any such Proceeding without obtaining the prior written consent of Parent, which consent shall not be unreasonably withheld.

7. Apportionment of Tax Attributes; Carrybacks.

(a) Apportionment of Tax Attributes.

(i) If the Parent Consolidated Group has a Tax Attribute, the portion, if any, of such Tax Attribute apportioned to SpinCo or any member of the SpinCo Consolidated Group and treated as a carryover to the first Post-Distribution Taxable Period of SpinCo (or such member) shall be determined by Parent in accordance with Treasury Regulation Sections 1.1502-21, 1.1502-21T, 1.1502-22, 1.1502-79 and, if applicable, 1.1502-79A.

(ii) No Tax Attribute with respect to consolidated U.S. federal Income Tax of the Parent Consolidated Group, other than those described in Section 7(a)(i), and no Tax Attribute with respect to consolidated, combined or unitary state, local, or foreign Income Tax, in each case, arising in respect of a Combined Return shall be apportioned to SpinCo or any member of the SpinCo Group, except as Parent (or such member of the Parent Group as Parent shall designate) determines is otherwise required under applicable law.

(iii) Parent (or its designee) shall determine the portion, if any, of any Tax Attribute which must (absent a Final Determination to the contrary) be apportioned to SpinCo or any member of the SpinCo Group in accordance with this Section 7(a) and applicable law, and the amount of tax basis and earnings and profits to be apportioned to SpinCo or any member of the SpinCo Group in accordance with applicable law, and shall provide written notice of the calculation thereof to SpinCo as soon as practicable after the information necessary to make such calculation becomes available to Parent.

(iv) The written notice delivered by Parent pursuant to Section 7(a)(iii) shall be binding on all members of the SpinCo Group and shall not be subject to dispute resolution. Except as otherwise required by applicable law or pursuant to a Final Determination, SpinCo shall not take any position (whether on a Tax Return or otherwise) that is inconsistent with the information contained in the written notice delivered by Parent pursuant to Section 7(a)(iii).

(b) Carrybacks. Except to the extent otherwise consented to by Parent or prohibited by applicable law, SpinCo shall elect to relinquish, waive or otherwise forgo all Carrybacks. In the event that SpinCo (or the appropriate member of the SpinCo Group) is prohibited by applicable law to relinquish, waive or otherwise forgo a Carryback (or Parent consents to a Carryback), (i) Parent shall cooperate with SpinCo, at SpinCo’s expense, in seeking from the appropriate Tax Authority such Refund as reasonably would result from such Carryback, and (ii) SpinCo shall be entitled to any Income Tax Benefit Actually Realized by a member of the Parent Group (including any interest thereon received from such Tax Authority), to the extent that such Refund is directly attributable to such Carryback, within fifteen (15) Business Days after such Refund is Actually Realized; provided, however, that SpinCo shall indemnify and hold the members of the Parent Group harmless from and against any and all collateral Tax consequences resulting from or caused by any such Carryback, including (but not limited to) the loss or postponement of any benefit from the use of Tax attributes generated by a member of the Parent Group or an Affiliate thereof if (x) such Tax attributes expire unutilized, but would have been utilized but for such Carryback, or (y) the use of such Tax attributes is postponed to a later taxable period than the taxable period in which such Tax attributes would have been utilized but for such Carryback. If there is a Final Determination that results in any change to or adjustment of an Income Tax Benefit Actually Realized by a member of the Parent Group that is directly attributable to a Carryback, then Parent (or its designee) shall make a payment to SpinCo, or SpinCo shall make a payment to Parent (or its designee), as may be necessary to adjust the payments between SpinCo and Parent (or its designee) to reflect the payments that would have been made under this Section 7(b) had the adjusted amount of such Income Tax Benefit been taken into account in computing the payments due under this Section 7(b).

8. Cooperation and Exchange of Information.

(a) Cooperation and Exchange of Information. Each of Parent and SpinCo, on behalf of itself and each member of the Parent Group and the SpinCo Group, respectively, agrees to provide the other party (or its designee) with such cooperation or information as such other party (or its designee) reasonably shall request in connection with the determination of any payment or any calculations described in this Agreement, the preparation or filing of any Tax Return or claim for Refund, or the conduct of any Proceeding. Such cooperation and information shall include, without limitation, upon reasonable notice (i) promptly forwarding copies of appropriate notices and forms or other communications (including, without limitation, information document requests, revenue agent’s reports and similar reports, notices of proposed adjustments and notices of deficiency) received from or sent to any Tax Authority or any other administrative, judicial or governmental authority, (ii) providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Tax Authority, and such other records concerning the ownership and tax basis of property, or other relevant information, (iii) the provision of such additional information and explanations of documents and information provided under this Agreement (including statements, certificates, forms, returns and schedules delivered by either party) as shall be reasonably requested by Parent (or its designee) or SpinCo (or its designee), as the case may be, (iv) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax Return, a claim for a Refund, or in connection with any Proceeding, including such waivers, consents or powers of attorney as may be necessary for Parent or SpinCo, as the case may be, to exercise its rights under this Agreement, and (v) the use of Parent’s or SpinCo’s, as the case may be, reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonably helpful in connection with any of the foregoing. It is expressly the intention of the parties to this Agreement to take all actions that shall be necessary to establish Parent as the sole agent for Tax purposes of each member of the SpinCo Group with respect to all Combined Returns. Upon reasonable notice, each of Parent and SpinCo shall make its, or shall cause the members of the Parent Group or the SpinCo Group, as applicable, to make their, employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Any information obtained under this Section 8 shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Tax Returns or claims for Refund or in conducting any Proceeding.

(b) Retention of Records. Each of Parent and SpinCo agrees to retain all Tax Returns, related schedules and workpapers, and all material records and other documents as required under Section 6001 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local, or foreign law) existing on the date hereof or created in respect of (i) any taxable period that ends on or before or includes the Distribution Date or (ii) any taxable period that may be subject to a claim hereunder until the later of (A) the expiration of the statute of limitations (including extensions) for the taxable periods to which such Tax Returns and other documents relate and (B) the Final Determination of any payments that may be required in respect of such taxable periods under this Agreement. From and after the end of the period described in the preceding sentence of this Section 8(b), if a member of the Parent Group or the SpinCo Group wishes to dispose of any such records and documents, then Parent or SpinCo, as the case may be, shall provide written notice thereof to the other party and shall provide the other party the opportunity to take possession of any such records and documents within ninety (90) days after such notice is delivered; provided, however, that if such other party does not, within such 90-day period, confirm its intention to take possession of such records and documents, Parent or SpinCo, as the case may be, may destroy or otherwise dispose of such records and documents.

(c) Remedies. Each of Parent and SpinCo hereby acknowledges and agrees that (i) the failure of any member of the Parent Group or the SpinCo Group, as the case may be, to comply with the provisions of this Section 8 may result in substantial harm to the Parent Group or the SpinCo Group, as the case may be, including the inability to determine or appropriately substantiate a Tax Liability (or a position in respect thereof) for which the Parent Group (or a member thereof) or the SpinCo Group (or a member thereof), as applicable, would be responsible under this Agreement or appropriately defend against an adjustment thereto by a Tax Authority, (ii) the remedies available to the Parent Group for the breach by a member of the SpinCo Group of its obligations under this Section 8 shall include (without limitation) the indemnification by SpinCo of the Parent Group for any Tax Liabilities incurred or any Tax Benefit lost or postponed by reason of such breach and the forfeiture by the SpinCo Group of any related rights to indemnification by Parent and (iii) the remedies available to the SpinCo Group for the breach by a member of the Parent Group of its obligations under this Section 8 shall include (without limitation) the indemnification by Parent of the SpinCo Group for any Tax Liabilities incurred or any Tax Benefit lost or postponed by reason of such breach and the forfeiture by the Parent Group of any related rights to indemnification by SpinCo.

(d) Reliance by Parent. If any member of the SpinCo Group supplies information to a member of the Parent Group in connection with a Tax Liability and an officer of a member of the Parent Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Parent Group identifying the information being so relied upon, the chief financial officer of SpinCo (or his or her designee) shall certify in writing that to his knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. SpinCo agrees to indemnify and hold harmless each member of the Parent Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the SpinCo Group having supplied, pursuant to this Section 8, a member of the Parent Group with inaccurate or incomplete information in connection with a Tax Liability.

(e) Reliance by SpinCo. If any member of the Parent Group supplies information to a member of the SpinCo Group in connection with a Tax Liability and an officer of a member of the SpinCo Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the SpinCo Group identifying the information being so relied upon, the chief financial officer of Parent (or his or her designee) shall certify in writing that to his knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Parent agrees to indemnify and hold harmless each member of the SpinCo Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the Parent Group having supplied, pursuant to this Section 8, a member of the SpinCo Group with inaccurate or incomplete information in connection with a Tax Liability.

9. Resolution of Disputes. The provisions of Article X of the Separation Agreement (Dispute Resolution) shall apply to any dispute arising in connection with this Agreement; provided, however, that in the case of disputes arising under this Agreement, Parent and SpinCo shall jointly select the arbitrator, who shall be an attorney or accountant who is generally recognized in the tax community as a qualified and competent tax practitioner with experience in the tax area involved in the issue or issues to be resolved.

10. Payments.

(a) Method of Payment. All payments required by this Agreement shall be made by (i) wire transfer to the appropriate bank account as may from time to time be designated by the parties for such purpose; provided, that on the date of such wire transfer, notice of the transfer is given to the recipient thereof in accordance with Section 11, or (ii) any other method agreed to by the parties. All payments due under this Agreement shall be deemed to be paid when available funds are actually received by the payee.

(b) Interest. Any payment required by this Agreement that is not made on or before the date required hereunder shall bear interest, from and after such date through the date of payment, at the Underpayment Rate.

(c) Characterization of Payments. For all Income Tax purposes, the parties hereto agree to treat, and to cause their respective Affiliates to treat, (i) any payment required by this Agreement or by the Separation Agreement, as either a contribution by Parent to SpinCo or a distribution by SpinCo to Parent, as the case may be, occurring immediately prior to the Spin-Off and (ii) any payment of interest or non-federal Income Taxes by or to a Tax Authority, as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case, except as otherwise mandated by applicable law or a Final Determination; provided, that in the event it is determined (A) pursuant to applicable law that it is more likely than not, or (B) pursuant to a Final Determination, that any such treatment is not permissible (or that an Indemnified Party nevertheless suffers an Tax detriment as a result of such payment), the payment in question shall be adjusted to place the Indemnified Party in the same after-Tax position it would have enjoyed absent such applicable law or Final Determination.

11. Compensatory Equity Interests Treatment.

(a) Deductions. To the extent permitted by law, (i) Parent (or the appropriate member of the Parent Group) shall claim all Income Tax deductions arising by reason of (x) exercises of Options or compensatory warrants held by any Expedia Service Provider to acquire Parent common stock or SpinCo common stock, (y) payments made with respect to Parent RSUs held by any Expedia Service Provider, or (z) payments made with respect to SpinCo RSUs held by Mr. Dara Khosrowshahi and (ii) SpinCo (or the appropriate member of the SpinCo Group) shall claim all Income Tax deductions arising by reason of (x) exercises of Options or compensatory warrants held by any TripAdvisor Service Provider to acquire Parent common stock or SpinCo common stock or (y) payments made with respect to SpinCo RSUs held by any TripAdvisor Service Provider. For purposes of this Section 11, Mr. Barry Diller shall be treated as an Expedia Service Provider only with respect to his Options to acquire Parent common stock and his Parent RSUs and as a TripAdvisor Service Provider only with respect to his Options to acquire SpinCo common stock and his SpinCo RSUs; provided, however, (i) if there is a Final Determination that Parent and not SpinCo is entitled to a deduction with respect to any such SpinCo Options or SpinCo RSUs held by Mr. Barry Diller, Parent shall pay to SpinCo, when Actually Realized, any Tax Benefit relating thereto and (ii) if there is a Final Determination that SpinCo and not Parent is entitled to a deduction with respect to any such Parent Options or Parent RSUs held by Mr. Barry Diller, SpinCo shall pay to Parent, when Actually Realized, any Tax Benefit relating thereto. For the avoidance of doubt, Mr. Dara Khosrowshahi shall be treated as an Expedia Service Provider for all Tax purposes, including with respect to his Parent RSUs and SpinCo RSUs, and Parent shall claim all Income Tax deductions arising by reason of payments made with respect to such Parent RSUs and SpinCo RSUs; provided, however, if there is a Final Determination that SpinCo and not Parent is entitled to a deduction with respect to any such SpinCo RSUs held by Mr. Khosrowshahi, SpinCo shall pay to Parent, when Actually Realized, any Tax Benefit relating thereto.

(b) Withholding and Reporting. Parent shall, to the extent required by law, withhold applicable Taxes and satisfy applicable Tax reporting obligations with respect to (x) exercises of Options or compensatory warrants held by Expedia Service Providers to acquire Parent common stock or SpinCo common stock. (y) payments made with respect to Parent RSUs held by Expedia Service Providers and (z) payments made with respect to SpinCo RSUs held by Mr. Dara Khosrowshahi. SpinCo shall, to the extent required by law, withhold applicable Taxes and satisfy applicable Tax reporting obligations with respect to (x) exercises of Options or compensatory warrants held by TripAdvisor Service Providers to acquire Parent common stock or SpinCo common stock and (y) payments made with respect to SpinCo RSUs held by TripAdvisor Service Providers. Unless otherwise determined by Parent in its sole discretion, Tax withholding and reporting with respect to exercises of Options or compensatory warrants described in this Section 11(b) shall be conducted in a manner consistent with past practice of Parent (including as historically conducted by Morgan Stanley on behalf of Parent with respect to analogous exercises of Options or compensatory warrants to acquire Parent common stock or IAC/InterActiveCorp common stock in connection with the spin-off of Parent from IAC/InterActiveCorp).

12. Notices. Notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following Business Day or if delivered by hand the following Business Day), or (b) confirmed delivery of a standard overnight courier or delivered by hand, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

If to Parent, to:	Expedia, Inc.
333 108th Avenue NE
Bellevue, WA 98004
Attention: General Counsel
Telecopier: (425) 679-7200

With a copy to:	Wachtell, Lipton, Rosen & Katz
51 W. 52nd St.
New York, NY 10019
Attention: Andy Nussbaum
Telecopier: (212) 403-2000

If to SpinCo to:	TripAdvisor, Inc.
141 Needham Street
Newton, MA 02464
Attention: General Counsel
Telecopier: (617) 670-6300

Such names and addresses may be changed by notice given in accordance with this Section 12.

13. Designation of Affiliate. Each of Parent and SpinCo may assign any of its rights or obligations under this Agreement to any member of the Parent Group or the SpinCo Group, respectively, as it shall designate; provided, however, that no such assignment shall relieve Parent or SpinCo, respectively, of any obligation hereunder, including any obligation to make a payment hereunder to SpinCo or Parent, respectively, to the extent such designee fails to make such payment.

14. Miscellaneous. Except to the extent otherwise provided in this Agreement, this Agreement shall be subject to the provisions of Article XIV (Miscellaneous) of the Separation Agreement to the extent set forth therein.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first written above.

EXPEDIA, INC.

By:	/s/ Mark D. Okerstrom
	Name:	Mark D. Okerstrom
	Title:	Executive Vice President & Chief Financial Officer

TRIPADVISOR, INC.

By:	/s/ Stephen Kaufer
	Name:	Stephen Kaufer
	Title:	President & Chief Executive Officer